Exhibit 99

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 20, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

North American Assembly Capacity Plans

There are several ways to measure our vehicle assembly capacity, two of which are installed capacity and manned capacity. Installed capacity refers to the physical capability of the plant and equipment if fully manned. Manned capacity refers to the degree to which the installed capacity has been staffed. In addition, in North America there generally exists the capability to work overtime or schedule downtime to adjust the manned capacity in the short term to match sales.

In the longer term, a useful measure of capacity is maximum installed capacity. This reflects the full physical capacity of the plant and equipment, including maximum overtime. In the shorter term, a useful measure is manned straight-time capacity. This reflects the extent to which labor is being utilized to make the installed capacity capable of actually assembling vehicles.

On September 15, 2006, we indicated that our North American assembly capacity would be reduced to 3.6 million units in 2008. As indicated in the table below, our projected North American sales divided by our maximum installed assembly capacity of 3.6 million units results in a capacity utilization rate of 84% in 2008. Our North American straight-time manned capacity utilization in 2008 is projected to be 100% as a result of plant idlings as well as shift eliminations and linespeed reductions. Reducing our manned capacity in this manner allows us to achieve major cost savings versus today, while allowing plant idlings to be coordinated with planned product changes, which we believe is the best economic approach.

	2008 Projected
Capacity Measure	Assembly Capacity	Capacity Utilization
	(mil. units)	(percent)

Maximum Installed *	3.6	84%

Manned Straight-Time	3.0	100%

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* Based on a two-shift operating pattern

By the end of the decade, our maximum installed assembly capacity in North America will be reduced so that it closely matches projected sales of Ford, Lincoln and Mercury brand units.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: September 20, 2006	By:	/s/Kathryn S. Lamping
Kathryn S. Lamping
Assistant Secretary